Exhibit 5.1

November 13, 2017

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, Texas 75063

Ladies and Gentlemen:

We have acted as counsel to Reata Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the offer and sale from time to time (the “Offering”) by the Company of up to $50,000,000 of the Company’s Class A common stock, par value $0.001 per share (the “Securities”), which will be offered and sold pursuant to the At-the-Market Equity Sales Agreement dated as of November 9, 2017 (the “Equity Sales Agreement”), between the Company and Stifel, Nicolaus & Company, Incorporated, as sales agent (the “Sales Agent”), a copy of which is being filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Quarterly Report on Form 10-Q filed on or about the day hereof; the Securities will be offered for sale pursuant to a prospectus supplement dated November 13, 2017 (the “Prospectus Supplement”), that will be filed with the Commission pursuant to Rule 424(b) on or after November 13, 2017, to a prospectus dated July 14, 2017 (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-218915), filed with the Commission on June 23, 2017, as amended by Pre-Effective Amendment No. 1 filed with the Commission on July 10, 2017 (the “Registration Statement”), which Registration Statement was declared effective by the Commission on July 14, 2017.

We have examined (i) the Equity Sales Agreement; (ii) the Registration Statement; (iii) the Prospectus Supplement; (iv) the Prospectus; (v) the Thirteenth Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company; (vi) resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Registration Statement, the Offering and related matters including those resolutions designating each of the Chief Executive Officer, the Chief Financial Officer, and the Chief Legal Officer (the “Authorized Officers”) to effect sales under the Equity Sales Agreement; and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

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As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and complete; (iv) all documents submitted to us as copies conform to the originals of those documents; (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents; (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, Prospectus Supplement, and Prospectus; and (vii) the Equity Sales Agreement has been duly authorized and validly executed and delivered by the Sales Agent and constitutes a legal, valid and binding obligation of the Sales Agent, and the Sales Agent has the requisite organizational and legal power and authority to perform its obligations under the Equity Sales Agreement.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Securities to be issued and sold by the Company as contemplated by the Equity Sales Agreement have been duly authorized for issuance and, upon approval of the terms of any sale of Securities pursuant to the Equity Sales Agreement by an Authorized Officer pursuant to the Resolutions and payment and delivery in accordance with the Equity Sales Agreement, the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited in all respects to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

We hereby consent to the filing of this opinion as an exhibit to the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 2017, to be filed on or about the date hereof, and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

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Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.